Exhibit 99.8

ISSN 1718-8369

Volume 7, number 3	November 2, 2012
AS AT JULY 31, 2012

Highlights for July 2012

❑	Budgetary revenue in July amounts to $4.9 billion, up $102 million compared to last year. Own-source revenue amounts to $3.6 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $4.7 billion, up $91 million compared to last year.

❑	Debt service amounts to $640 million, slightly more than in July 2011.

❑	A deficit of $138 million was posted in July 2012, compared with $43 million last year.

❑	Taking the $84 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $222 million in July 2012.

On the basis of the cumulative results as at July 31, 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1 739 million. As stipulated in the Balanced Budget Act, the new government is holding to the budget deficit objective of $1 500 million for the 2012-2013 fiscal year, to which will be added the accounting impact arising from Hydro-Québec’s exceptional loss for the closing of the Gentilly-2 generating station.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	July		April to July		2012-2013 Budget
	2011[1]	2012	2011-2012[1]	2012-2013	2012-2013	Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	3 540	3 647	16 708	16 551	53 598	6.4

Federal transfers	1 241	1 236	4 984	4 981	15 797	4.1
Total	4 781	4 883	21 692	21 532	69 395	5.9

BUDGETARY EXPENDITURE

Program spending	- 4 594	- 4 685	- 20 714	- 21 217	- 62 642	2.0

Debt service	- 617	- 640	- 2 473	- 2 559	- 8 237	10.5
Total	- 5 211	- 5 325	- 23 187	- 23 776	- 70 879	3.0

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	319	228	445	538	384	—

Health and social services and education networks	- 2	- 8	- 8	- 33	- 100	—

Generations Fund	70	84	237	278	911	—
Total	387	304	674	783	1 195	—

Contingency reserve	—	—	—	—	- 300	—

DEFICIT	- 43	- 138	- 821	- 1 461	- 589	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	- 70	- 84	- 237	- 278	- 911	—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	- 113	- 222	- 1 058	- 1 739	- 1 500	—
Note:	This monthly report excludes the accounting impact arising from Hydro-Québec’s exceptional loss for the closing of the Gentilly-2 generating station.
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

Cumulative results as at July 31, 2012

Budgetary balance

❑

For the period from April 2012 to July 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.7 billion. A deficit during the first four months of the fiscal year is consistent with the historical trend. Indeed, during this period expenditures generally exceed revenues since government departments use larger amounts in the course of their activities.

❑

For fiscal year 2012-2013 as a whole, the forecast budget deficit remains unchanged at $1.5 billion. Budget 2012-2013 incorporates the following items that will have a particular effect on the budgetary balance during the year:

—

the $407-million impact relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at July 31;

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). That will contribute to reducing the deficit at the beginning of 2013;

—	a contingency reserve of $300 million.

Budgetary revenue

❑	As at July 31, 2012, budgetary revenue amounts to $21.5 billion, $160 million less than as at July 31, 2011.

—

Own-source revenue stands at $16.6 billion, $157 million less than last year. This decline stems in particular from the payment of $407 million from April to June 2012 on account of the solidarity tax credit implemented as of July 2011.

—	Federal transfers amount to $5.0 billion, down $3 million compared to July 31, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $23.8 billion, an increase of $589 million, or 2.5%, compared to last year.

—	For the first four months of the fiscal year, program spending rose by $503 million, or 2.4%, and stands at $21.2 billion. The growth forecast for 2012-2013 in the budget last March 20 is 2.0%.

—	The most significant changes are in the Health and Social Services ($324 million) and the Education and Culture ($131 million) missions.

—

Consistent with the historical trend, the pace of program spending is faster at the beginning of the year because of the allocation details of certain grants, including those relating to the health and social services and the education networks. Moreover, measures are being taken to comply with the spending growth objective stipulated for the year.

—	Debt service amounts to $2.6 billion, up $86 million or 3.5% compared to last year.

Consolidated entities

❑	As at July 31, 2012, the results of consolidated entities show a surplus of $783 million. These results include:

—	a surplus of $538 million for non-budget-funded bodies and special funds;

—	a $33-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $278 million.

Net financial requirements

❑

As at July 31, 2012, consolidated net financial requirements stand at $3.8 billion, a decrease of $1 385 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	July			April to July
	2011[1]	2012	Change	2011-2012[1]	2012-2013	Change
BUDGETARY REVENUE

Own-source revenue	3 540	3 647	107	16 708	16 551	- 157

Federal transfers	1 241	1 236	- 5	4 984	4 981	- 3
Total	4 781	4 883	102	21 692	21 532	- 160

BUDGETARY EXPENDITURE

Program spending	- 4 594	- 4 685	- 91	- 20 714	- 21 217	- 503

Debt service	- 617	- 640	- 23	- 2 473	- 2 559	- 86
Total	- 5 211	- 5 325	-114	- 23 187	- 23 776	- 589

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	319	228	- 91	445	538	93

Health and social services and education networks	- 2	- 8	- 6	- 8	- 33	- 25

Generations Fund	70	84	14	237	278	41
Total	387	304	- 83	674	783	109
DEFICIT	- 43	- 138	- 95	- 821	- 1 461	- 640

Consolidated non-budgetary requirements	467	1 825	1 358	- 4 393	- 2 368	2 025

CONSOLIDATED NET FINANCIAL REQUIREMENTS	424	1 687	1 263	- 5 214	- 3 829	1 385
Note:	This monthly report excludes the accounting impact arising from Hydro-Québec’s exceptional loss for the closing of the Gentilly-2 generating station.
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	July			April to July
Revenue by source	2011[1]	2012[2]	Change %	2011-2012[1]	2012-2013[2]	Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 024	1 093	6.7	6 160	5 905	- 4.1

Contributions to Health Services Fund	471	503	6.8	2 024	2 174	7.4

Corporate taxes	372	332	- 10.8	1 325	1 062	- 19.8

Consumption taxes	1 180	1 229	4.2	5 020	5 395	7.5

Others sources	147	148	0.7	734	678	- 7.6
Total own-source revenue excluding government enterprises	3 194	3 305	3.5	15 263	15 214	- 0.3

Revenue from government enterprises	346	342	- 1.2	1 445	1 337	- 7.5
Total own-source revenue	3 540	3 647	3.0	16 708	16 551	- 0.9

Federal transfers

Equalization	651	616	- 5.4	2 605	2 464	- 5.4

Protection payment	31	31	—	123	121	- 1.6

Health transfers	376	401	6.6	1 505	1 606	6.7

Transfers for post-secondary education and other social programs	122	126	3.3	491	505	2.9

Other programs	61	62	1.6	260	285	9.6
Total federal transfers	1 241	1 236	- 0.4	4 984	4 981	- 0.1
BUDGETARY REVENUE	4 781	4 883	2.1	21 692	21 532	- 0.7
Note:	This monthly report excludes the accounting impact arising from Hydro-Québec’s exceptional loss for the closing of the Gentilly-2 generating station.
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	July			April to July
Expenditures by mission	2011	2012	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 512	2 498	- 0.6	10 084	10 408	3.2

Education and Culture	587	647	10.2	5 269	5 400	2.5

Economy and Environment	667	682	2.2	2 025	2 045	1.0

Support for Individuals and Families	497	507	2.0	1 991	2 013	1.1

Administration and Justice	331	351	6.0	1 345	1 351	0.4
Total program spending	4 594	4 685	2.0	20 714	21 217	2.4
Debt service	617	640	3.7	2 473	2 559	3.5
BUDGETARY EXPENDITURE	5 211	5 325	2.2	23 187	23 776	2.5

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	July 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	903	84	270	694	2 395	—	4 346	- 2 350	1 996

EXPENDITURE

Expenditure	- 652	—	- 270	- 694	- 2 139	- 8	- 3 763	2 263	- 1 500

Debt service	- 157	—	—	—	- 122	—	- 279	87	- 192

TOTAL	- 809	—	- 270	- 694	- 2 261	- 8	- 4 042	2 350	- 1 692
RESULTS	94	84	—	—	134	- 8	304	—	304

	April to July 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	3 182	278	374	1 973	7 790	—	13 597	- 7 564	6 033

EXPENDITURE

Expenditure	- 2 211	—	- 374	- 1 973	- 7 171	- 33	- 11 762	7 234	- 4 528

Debt service	- 611	—	—	—	- 441	—	- 1 052	330	- 722

TOTAL	- 2 822	—	- 374	- 1 973	- 7 612	- 33	- 12 814	7 564	- 5 250
RESULTS	360	278	—	—	178	- 33	783	—	783
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 528-9323.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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